Exhibit 99.1

Contact

Black Box Corporation

Gary Doyle

Director - Investor Relations

Phone: (724) 873-6788

Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS THIRD QUARTER OF FISCAL 2012 RESULTS

- Reports Cash provided by operating activities of $31 million -

Third Quarter of Fiscal 2012 Highlights
Cash provided by operating activities of $31 million.
Operating earnings per share of 85¢.
Second straight quarter of increased Adjusted operating income margin.
Repurchase of approximately 200,000 shares of Black Box common stock for $5 million.
Goodwill impairment charge of $318 million, pre-tax and $296 million, after-tax.

PITTSBURGH, PENNSYLVANIA, January 31, 2012 - Black Box Corporation (NASDAQ:BBOX) today reported results for the third quarter of Fiscal 2012 ended December 31, 2011.

Third quarter of Fiscal 2012 diluted loss per share was $16.12 on a net loss of $283.4 million or (102.7)% of revenues compared to diluted earnings per share of 78¢ on net income of $13.9 million or 5.0% of revenues for the same quarter last year. As previously disclosed, the Company recorded a goodwill impairment charge in the third quarter of Fiscal 2012 ($317.8 million, pre-tax and $296.0 million, after-tax). On a sequential quarter comparison basis, second quarter of Fiscal 2012 diluted earnings per share were 83¢ on net income of $14.8 million or 5.2% of revenues. Excluding reconciling items (which are identified below), operating earnings per share (which is a non-GAAP term and is defined below) for the third quarter of Fiscal 2012 were 85¢ on operating net income (which is a non-GAAP term and is defined below) of $15.0 million or 5.4% of revenues compared to operating earnings per share of 84¢ on operating net income of $15.0 million or 5.4% of revenues for the same quarter last year.

Third quarter of Fiscal 2012 pre-tax reconciling items including the goodwill impairment charge were $321.8 million with an after-tax impact on net income and EPS of $298.5 million and $16.97, respectively. During the third quarter of Fiscal 2011, the Company’s pre-tax reconciling items were $1.8 million with an after-tax impact on net income and EPS of $1.1 million and 6¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.

Third quarter of Fiscal 2012 total revenues were $276 million, relatively equivalent to $277 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2012 total revenues were $287 million.

Third quarter of Fiscal 2012 cash provided by operating activities was $30.6 million or (11)% of net loss, compared to cash provided by operating activities of $28 million or 201% of net income for the same quarter last year. Third quarter of Fiscal 2012 free cash flow (which is a non-GAAP term and is defined below) was $27 million compared to $31 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2012 cash used for operating activities was $0.3 million or (2)% of net income and free cash flow was $(3) million. During the third quarter of Fiscal 2012, Black Box invested $21 million to pay down debt, $5 million to repurchase its common stock and $1 million to pay dividends.

For the nine (9) month period ended December 31, 2011, diluted loss per share was $14.54 on a net loss of $259.0 million or (31.1)% of revenues compared to diluted earnings per share of $2.30 on net income of $40.6 million or 5.0% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the nine (9) month period ended December 31, 2011 were $2.38 on operating net income of $42.6 million or 5.1% of revenues compared to operating earnings per share of $2.55 on operating net income of $45.0 million or 5.5% of revenues for the same period last year.

For the nine (9) month period ended December 31, 2011, pre-tax reconciling items were $326.4 million with an after-tax impact on net income and EPS of $301.6 million and $16.92, respectively. For the nine (9) month period ended January 1, 2011, the Company’s pre-tax reconciling items were $7.1 million with an after-tax impact on net income and EPS of $4.4 million and 25¢, respectively. Included in our results for the nine (9) month period ended December 31, 2011 is a $1.6 million reduction in our provision for income taxes primarily related to the settlement of an Internal Revenue Service audit for Fiscal 2007 through Fiscal 2010. This reduction increased nine (9) month period ended December 31, 2011 diluted earnings per share and operating earnings per share by 9¢ each.

For the nine (9) month period ended December 31, 2011, total revenues were $832 million, an increase of 2% from $813 million for the same period last year.

For the nine (9) month period ended December 31, 2011, cash provided by operating activities was $44 million or (17)% of net loss, compared to $36 million or 89% of net income for the same period last year. For the nine (9) month period ended December 31, 2011, free cash flow was $36 million compared to $39 million for the same period last year. For the nine (9) month period ended December 31, 2011, Black Box invested $15 million in acquisition activity, $15 million to repurchase its common stock, $8 million to pay down debt and $4 million to pay dividends.

The Company’s six-month order backlog was $208 million at December 31, 2011, including $11.5 million from the acquisition of InnerWireless, Inc. announced earlier today, compared to $212 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $223 million at October 1, 2011.

For Fiscal 2012, the Company is targeting reported revenues of approximately $1.092 billion to $1.097 billion and corresponding operating earnings per share in the range of $3.07 to $3.12. Included in these projections is an effective tax rate of 38.0%. For the fourth quarter of Fiscal 2012, the Company is targeting reported revenues of approximately $260 million to $265 million and corresponding operating earnings per share in the range of 70¢ to 75¢. These targets include the impact from our acquisition of InnerWireless, Inc. announced earlier today and exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the third quarter of Fiscal 2012 results and the fourth quarter of Fiscal 2012 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am pleased with our strong positive cash flow and improving operating margins in the current quarter.”

“As a communications system integrator, we operate in a very dynamic and competitive market. We remain committed to providing our clients with the latest in emerging communications technologies from our broad portfolio of solutions and world-class technical support. Our focus on profitability and cash flow enables us to stay at the forefront of our industry through internal investment and ongoing commitment to strategic acquisitions of high quality growth oriented companies.”

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Standard Time today, January 31, 2012. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial (612) 288-0337 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing (320) 365-3844 and using access code 231811. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today’s complex communications solutions. Black Box services more than 175,000 clients in approximately 150 countries with approximately 200 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company’s product and services offerings, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2011. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three (3) months ended		Nine (9) months ended
	December 31 and January 1,		December 31 and January 1,
In thousands, except per share amounts	2011	2011	2011	2011
Revenues
Products	$51,379	$49,545	$149,427	$142,009
On-Site services	224,560	227,134	682,109	671,190

Total	275,939	276,679	831,536	813,199
Cost of sales
Products	29,088	26,987	83,015	76,823
On-Site services	158,538	159,040	484,761	465,990

Total	187,626	186,027	567,776	542,813
Gross profit	88,313	90,652	263,760	270,386
Selling, general & administrative expenses	62,644	64,296	192,544	191,450
Goodwill impairment loss	317,797	—	317,797	—
Intangibles amortization	3,249	2,901	9,484	9,061

Operating income (loss)	(295,377)	23,455	(256,065)	69,875
Interest expense (income), net	1,856	1,028	3,690	4,460
Other expenses (income), net	311	(11)	876	(76)

Income (loss) before provision for income taxes	(297,544)	22,438	(260,631)	65,491
Provision for income taxes	(14,101)	8,528	(1,655)	24,887

Net income (loss)	$(283,443)	$13,910	$(258,976)	$40,604

Earnings (loss) per common share
Basic	$(16.12)	$0.79	$(14.54)	$2.31

Diluted	$(16.12)	$0.78	$(14.54)	$2.30

Weighted-average common shares outstanding
Basic	17,581	17,703	17,806	17,611

Diluted	17,581	17,940	17,806	17,675

Dividends per share	$0.07	$0.06	$0.21	$0.18

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	December 31, 2011	March 31, 2011
Assets
Cash and cash equivalents	$25,459	$31,212
Accounts receivable, net	169,923	156,682
Inventories, net	61,469	52,014
Costs/estimated earnings in excess of billings on uncompleted contracts	102,647	103,853
Other assets	25,077	27,483

Total current assets	384,575	371,244
Property, plant and equipment, net	24,441	23,427
Goodwill	339,388	650,024
Intangibles, net	116,437	120,133
Other assets	24,335	7,155

Total assets	$889,176	$1,171,983

Liabilities
Accounts payable	$81,010	$71,463
Accrued compensation and benefits	28,465	35,329
Deferred revenue	35,434	36,043
Billings in excess of costs/estimated earnings on uncompleted contracts	16,755	17,462
Income taxes	16,124	11,957
Other liabilities	37,094	34,395

Total current liabilities	214,882	206,649
Long-term debt	173,735	181,127
Other liabilities	15,372	17,948

Total liabilities	$403,989	$405,724
Stockholders’ equity
Common stock	$26	$26
Additional paid-in capital	476,951	470,367
Retained earnings	337,224	599,923
Accumulated other comprehensive income	9,858	19,523
Treasury stock	(338,872)	(323,580)

Total stockholders’ equity	$485,187	$766,259

Total liabilities and stockholders’ equity	$889,176	$1,171,983

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three (3) months ended December 31 and January 1,		Nine (9) months ended December 31 and January 1,
In thousands	2011	2011	2011	2011

Operating Activities
Net income (loss)	$(283,443)	$13,910	$(258,976)	$40,604
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,547	4,376	13,581	13,672
Loss (gain) on sale of property	(24)	(50)	(166)	(67)
Deferred taxes	(22,047)	5,301	(22,597)	6,574
Stock compensation expense	2,087	2,493	7,505	7,999
Change in fair value of interest-rate swap	715	(1,074)	(801)	(1,920)
Goodwill impairment loss	317,797	—	317,797	—
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	2,200	4,942	(11,173)	(9,161)
Inventories, net	1,438	(563)	(9,848)	(2,320)
Costs/estimated earnings in excess of billings on uncompleted contracts	6,148	(7,927)	1,535	(25,012)
All other assets	2,042	3,195	2,404	(972)
Billings in excess of costs/estimated earnings on uncompleted contracts	(1,308)	(355)	(749)	4,723
All other liabilities	466	3,685	5,362	1,952

Net cash provided by (used for) operating activities	$30,618	$27,933	$43,874	$36,072
Investing Activities
Capital expenditures	$(939)	$(1,021)	$(4,973)	$(2,906)
Capital disposals	43	53	187	98
Acquisition of businesses (payments)/recoveries	(766)	(12,811)	(13,954)	(12,811)
Prior merger-related (payments)/recoveries	(838)	(146)	(1,174)	(1,829)

Net cash provided by (used for) investing activities	$(2,500)	$(13,925)	$(19,914)	$(17,448)
Financing Activities
Proceeds from borrowings	$62,169	$70,885	$183,243	$174,815
Repayment of borrowings	(82,931)	(79,749)	(190,909)	(187,636)
Deferred financing costs	—	(700)	—	(700)
Purchase of treasury stock	(5,479)	(1)	(15,292)	(483)
Proceeds from the exercise of stock options	—	4,432	—	4,712
Payment of dividends	(1,237)	(1,057)	(3,574)	(3,166)

Net cash provided by (used for) financing activities	$(27,478)	$(6,190)	$(26,532)	$(12,458)
Foreign currency exchange impact on cash	$(3,037)	$(78)	$(3,181)	$909

Increase / (decrease) in cash and cash equivalents	$(2,397)	$7,740	$(5,753)	$7,075
Cash and cash equivalents at beginning of period	27,856	20,220	31,212	20,885

Cash and cash equivalents at end of period	$25,459	$27,960	$25,459	$27,960

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (as adjusted), Adjusted EBITDA (as adjusted), adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations of the Company’s management (“Management”) regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled (iv) the non-GAAP financial measures exclude non-cash goodwill impairment and (v) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Management believes that free cash flow, defined by the Company as cash provided by (used for) operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company. Management’s reasons for exclusion of each item are explained in further detail below.

Net capital expenditures

The Company believes net capital expenditures must be taken into account along with cash provided by (used for) operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash

Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Proceeds from stock option exercises

The Company believes that proceeds from stock option exercises should be added to cash provided by (used for) operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by (used for) operating activities to free cash flow is presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11

Cash provided by (used for) operating activities	$30,618	$(346)	$27,933	$43,874	$36,072
Net capital expenditures	(896)	(1,872)	(968)	(4,786)	(2,808)
Foreign currency exchange impact on cash	(3,037)	(628)	(78)	(3,181)	909

Free cash flow before stock option exercises	$26,685	$(2,846)	$26,887	$35,907	$34,173
Proceeds from stock option exercises	—	—	4,432	—	4,712

Free cash flow	$26,685	$(2,846)	$31,319	$35,907	$38,885

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income (loss) plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, the change in fair value of the interest-rate swaps and goodwill impairment, each of which are non-cash charges. Management’s reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions

The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps

To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company enters into interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

Goodwill impairment

The Company incurred a loss due to goodwill impairment in its North America and Europe reporting segments. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.

The following table represents the Company’s pre-tax reconciling items:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11

Amortization of intangible assets on acquisitions	$3,238	$3,163	$2,890	$9,450	$9,028
Change in fair value of the interest-rate swaps	715	(604)	(1,074)	(801)	(1,920)
Goodwill impairment	317,797	—	—	317,797	—

Total pre-tax reconciling items	$321,750	$2,559	$1,816	$326,446	$7,108

A reconciliation of net income to operating net income is presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11

Net income (loss)	$(283,443)	$14,844	$13,910	$(258,976)	$40,604
% of Revenue	(102.7)%	5.2%	5.0%	(31.1)%	5.0%
Reconciling items, after tax	298,451	1,788	1,126	301,564	4,407

Operating net income [1]	$15,008	$16,632	$15,036	$42,588	$45,011
% of Revenue	5.4%	5.8%	5.4%	5.1%	5.5%

1 The effective tax rate utilized to determine Reconciling items, after tax, is the effective tax rate utilized to determine Net income with the exception of third quarter and year-to-date Fiscal 2012 which excludes the tax impacts of the goodwill impairment loss.

A reconciliation of diluted EPS to operating EPS is presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11

Diluted EPS	$(16.12)	$0.83	$0.78	$(14.54)	$2.30
EPS impact of reconciling items	16.97	0.10	0.06	16.92	0.25

Operating EPS	$0.85	$0.93	$0.84	$2.38	$2.55

EBITDA and Adjusted EBITDA

Management believes that EBITDA (as adjusted), defined as Net income (loss) plus provision for income taxes, interest, depreciation, amortization and goodwill impairment, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA (as adjusted), defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.

A reconciliation of net income to EBITDA (as adjusted) and Adjusted EBITDA (as adjusted) is presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11

Net income (loss)	$(283,443)	$14,844	$13,910	$(258,976)	$40,604
Provision for income taxes	(14,101)	6,548	8,528	(1,655)	24,887
Interest	1,856	769	1,028	3,690	4,460
Depreciation/Amortization	4,547	4,555	4,376	13,581	13,672
Goodwill impairment	317,797	—	—	317,797	—

EBITDA (as adjusted)	$26,656	$26,716	$27,842	$74,437	$83,623
Stock-based compensation expense	2,087	2,046	2,493	7,505	7,999

Adjusted EBITDA (as adjusted)	$28,743	$28,762	$30,335	$81,942	$91,622

Supplemental Information

The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the third quarter of Fiscal 2012, second quarter of Fiscal 2012, third quarter of Fiscal 2011 and third quarter year-to-date Fiscal 2012 and 2011. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results

Management is presented with and reviews revenues, operating income (loss) and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions and goodwill impairment. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11
Revenues
North America	$239,056	$251,457	$239,455	$723,850	$710,479
Europe	27,179	26,483	27,446	80,016	75,186
All Other	9,704	9,231	9,778	27,670	27,534

Total	$275,939	$287,171	$276,679	$831,536	$813,199
Operating income (loss)
North America	$(259,494)	$18,316	$18,749	$(227,192)	$58,600
% of North America revenues	(108.5)%	7.3%	7.8%	(31.4)%	8.2%
Europe	$(37,298)	$2,839	$2,851	$(32,181)	$6,340
% of Europe revenues	(137.2)%	10.7%	10.4%	(40.2)%	8.4%
All Other	$1,415	$1,279	$1,855	$3,308	$4,935
% of All Other revenues	14.6%	13.9%	19.0%	12.0%	17.9%

Total	$(295,377)	$22,434	$23,455	$(256,065)	$69,875
% of Total revenues	(107.0)%	7.8%	8.5%	(30.8)%	8.6%
Reconciling items (pre-tax)
North America	$280,370	$3,163	$2,890	$286,582	$9,028
Europe	40,665	—	—	40,665	—
All Other	—	—	—	—	—

Total	$321,035	$3,163	$2,890	$327,247	$9,028
Adjusted operating income
North America	$20,876	$21,479	$21,639	$59,390	$67,628
% of North America revenues	8.7%	8.5%	9.0%	8.2%	9.5%
Europe	$3,367	$2,839	$2,851	$8,484	$6,340
% of Europe revenues	12.4%	10.7%	10.4%	10.6%	8.4%
All Other	$1,415	$1,279	$1,855	$3,308	$4,935
% of All Other revenues	14.6%	13.9%	19.0%	12.0%	17.9%

Total	$25,658	$25,597	$26,345	$71,182	$78,903
% of Total revenues	9.3%	8.9%	9.5%	8.6%	9.7%

Service Type Results

Management is presented with and reviews revenues and gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	3Q12	2Q12	3Q11	3QYTD12	3QYTD11
Revenues
Data Infrastructure	$58,326	$66,291	$62,890	$186,998	$170,836
Voice Communications	166,234	170,551	164,244	495,111	500,354
Technology Products	51,379	50,329	49,545	149,427	142,009

Total	$275,939	$287,171	$276,679	$831,536	$813,199
Gross profit
Data Infrastructure	$14,550	$15,912	$15,427	$46,110	$43,853
% of Data Infrastructure revenues	24.9%	24.0%	24.5%	24.7%	25.7%
Voice Communications	$51,472	$50,285	$52,667	$151,238	$161,347
% of Voice Communications revenues	31.0%	29.5%	32.1%	30.5%	32.2%
Technology Products	$22,291	$22,669	$22,558	$66,412	$65,186
% of Technology Products revenues	43.4%	45.0%	45.5%	44.4%	45.9%

Total	$88,313	$88,866	$90,652	$263,760	$270,386
% of Total revenues	32.0%	30.9%	32.8%	31.7%	33.2%

Same-office revenue comparisons

Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Communications in the Company’s North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Communications in the Company’s North America segment from offices added since April 1, 2010 (for comparison of 3Q12 to 3Q11 and 3QYTD12 to 3QYTD11) or April 1, 2011 (for comparison of 3Q12 to 2Q12) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	3Q12	3Q11	% Change
Reported revenues	$275,939	$276,679	—%
Less revenue from offices added since 4/1/10 (1Q11)	(26,003)	(4,323)

Reported revenues on same-office basis	$249,936	$272,356	(8)%
Foreign currency impact	(162)	—

Revenues on same-office basis (excluding foreign currency impact)	$249,774	$272,356	(8)%

Information on quarterly revenues on a same-office basis compared to the sequential quarter is presented below:

	3Q12	2Q12	% Change
Reported revenues	$275,939	$287,171	(4)%
Less revenue from offices added since 4/1/11 (1Q12)	(12,379)	(8,053)

Reported revenues on same-office basis	$263,560	$279,118	(6)%
Foreign currency impact	1,759	—

Revenues on same-office basis (excluding foreign currency impact)	$265,319	$279,118	(5)%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	3QYTD12	3QYTD11	% Change
Reported revenues	$831,536	$813,199	2%
Less revenue from offices added since 4/1/10 (1Q11)	(58,184)	(4,323)

Reported revenues on same-office basis	$773,352	$808,876	(4)%
Foreign currency impact	(7,418)	—

Revenues on same-office basis (excluding foreign currency impact)	$765,934	$808,876	(5)%

Significant Balance Sheet ratios and Other Information

Information on certain balance sheet ratios, backlog and headcount is presented below.

	3Q12		2Q12		3Q11
Accounts receivable
Gross accounts receivable	$176,093		$178,849		$162,180
Reserve $ / %	6,170	3.5%	6,424	3.6%	7,623	4.7%

Net accounts receivable	$169,923		$172,425		$154,557
Days sales outstanding	52 days		50 days		48 days
Aggregate days sales outstanding	81 days		80 days		78 days
Inventory
Gross inventory	$80,960		$82,400		$74,717
Reserve $ / %	19,491	24.1%	19,447	23.6%	20,152	27.0%

Net inventory	$61,469		$62,953		$54,565
Net inventory turns	9.5x		9.2x		10.1x
Six-month order backlog[1]	$207,779		$222,646		$212,019
Team members	4,288		4,282		4,482
[1]	Includes $11,500 from the acquisition of InnerWireless, Inc. announced earlier today.